UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 25049

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                           THE HAIN FOOD GROUP, INC.
-----------------------------------------------------------------
---------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
-----------------------------------------------------------------
---------------
                         (Title of Class of Securities)

                                  405219 10 6
-----------------------------------------------------------------
---------------
                                 (CUSIP Number)
                                 Andrew R. Heyer
                        CIBC Wood Gundy Securities Corp.
                              425 Lexington Avenue
                            New York, New York 10017
                                 (212) 885-4400

                                   Copies to:
                                  Roger Meltzer
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000

-----------------------------------------------------------------
---------------
          (Name, Address and Telephone Number of Person
Authorized to
                       Receive Notices and Communications)

                                November 29, 1996
-----------------------------------------------------------------
---------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule
13G to report
the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /_/.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

                                  SCHEDULE 13D


CUSIP No. 405219 10 6                                        Page
2 of 9 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON

                  Argosy Investment Corp.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
      GROUP*
    (a) /X/

    (b) /_/
3.    SEC USE ONLY

4.    SOURCE OF FUNDS

                  WC

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        /_/
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.    SOLE VOTING POWER

                  None

8.    SHARED VOTING POWER

                  1,789,528

9.    SOLE DISPOSITIVE POWER

                  None

10.   SHARED DISPOSITIVE POWER

                  1,789,528

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

                  1,789,528

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES
        /_/
      CERTAIN SHARES

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
      (11)

                  19.0%

14.   TYPE OF REPORTING PERSON*

                  CO, IV

                                  SCHEDULE 13D


CUSIP No. 405219 10 6                                        Page
3 of 9 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON

                  Argosy-Hain Investment Group, L.P.


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
      GROUP*
    (a) /X/

    (b) /_/
3.    SEC USE ONLY

4.    SOURCE OF FUNDS

                  OO


5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        /_/
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.    SOLE VOTING POWER


8.    SHARED VOTING POWER

                  1,239,528

9.    SOLE DISPOSITIVE POWER


10.   SHARED DISPOSITIVE POWER

                  1,239,528


11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING
        /_/
      PERSON

                  1,239,528


12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES
        /_/
      CERTAIN SHARES

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
      (11)

                  14.0%

14.   TYPE OF REPORTING PERSON*

                  PN

                                  SCHEDULE 13D


CUSIP No. 405219 10 6                                        Page
4 of 9 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON

                  Argosy-Hain Warrant Holdings, L.P.


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
      GROUP*
    (a) /X/



    (b) /_/
3.    SEC USE ONLY

4.    SOURCE OF FUNDS

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        /_/
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.    SOLE VOTING POWER


8.    SHARED VOTING POWER

                  550,000

9.    SOLE DISPOSITIVE POWER


10.   SHARED DISPOSITIVE POWER

                  550,000


11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING
        /_/
      PERSON

                  550,000


12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES
        /_/
      CERTAIN SHARES

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
      (11)

                  5.8%

14.   TYPE OF REPORTING PERSON*

                  PN

                                  SCHEDULE 13D


CUSIP No. 405219 10 6                                        Page
5 of 9 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON

                  Andrew R. Heyer


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
      GROUP*
    (a) /X/



    (b) /_/
3.    SEC USE ONLY

4.    SOURCE OF FUNDS

                  PF


5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        /_/
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

7.    SOLE VOTING POWER

                  62,648

8.    SHARED VOTING POWER

                  1,789,528

9.    SOLE DISPOSITIVE POWER

                  62,648

10.   SHARED DISPOSITIVE POWER

                  1,789,528


11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING
        /_/
      PERSON

                  1,852,176


12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES
        /_/
      CERTAIN SHARES

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
      (11)

                  19.7%

14.   TYPE OF REPORTING PERSON*

                  IN

                                  SCHEDULE 13D


CUSIP No. 405219 10 6                                        Page
6 of 9 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON

                  Jay R. Bloom


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
      GROUP*
    (a) /X/



    (b) /_/
3.    SEC USE ONLY

4.    SOURCE OF FUNDS

                  PF


5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        /_/
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

7.    SOLE VOTING POWER

                  45,694

8.    SHARED VOTING POWER

                  1,789,528

9.    SOLE DISPOSITIVE POWER

                  45,694

10.   SHARED DISPOSITIVE POWER

                  1,789,528


11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING
        /_/
      PERSON

                  1,835,222


12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES
        /_/
      CERTAIN SHARES

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
      (11)

                  19.5%

14.   TYPE OF REPORTING PERSON*

                  IN

                                  SCHEDULE 13D


CUSIP No. 405219 10 6                                        Page
7 of 9 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON

                  Dean C. Kehler


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
      GROUP*
    (a) /X/



    (b) /_/
3.    SEC USE ONLY

4.    SOURCE OF FUNDS

                  PF


5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        /_/
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

7.    SOLE VOTING POWER

                  62,828

8.    SHARED VOTING POWER

                  1,789,528

9.    SOLE DISPOSITIVE POWER

                  62,828

10.   SHARED DISPOSITIVE POWER

                  1,789,528


11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING
        /_/
      PERSON

                  1,852,356


12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES
        /_/
      CERTAIN SHARES

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
      (11)

                  19.7%

14.   TYPE OF REPORTING PERSON*

                  IN

                                  SCHEDULE 13D


CUSIP No. 405219 10 6                                        Page
8 of 9 Pages



            This Amendment No. 3 amends and supplements the
Schedule 13D
("Schedule 13D"), as amended by amendment Nos. 1 and 2, filed by
(i) Argosy
Investment Corp. ("AIC"); (ii) Argosy-Hain Investment Group, L.P.
("AHIG");
(iii) Argosy-Hain Warrant Holdings, L.P. ("AHWH"); (iv) Andrew R.
Heyer;
(v) Dean C. Kehler and (vi) Jay R. Bloom (collectively, the
"Reporting
Persons") with respect to the common stock, par value $.01 per share, of The
Hain Food Group, Inc., a Delaware corporation, formerly Kineret
Acquisition
Corp.

ITEM 1.     Security and Issuer

            The class of securities to which this Statement relates is the common stock, par value $.01 per share ("Common Stock"), of The Hain Food Group,
Inc., a Delaware corporation, formerly Kineret Acquisition Corp.
(the
"Company"). The address of the principal executive offices of the Company is 50
Charles Lindbergh Boulevard, Suite 100, Uniondale, New York
11553.

ITEM 3.     Source and Amount of Funds or Other Consideration

            On November 29, 1996, AHIG acquired 530,556 shares of Common Stock pursuant to a Stock Purchase Agreement dated November 19, 1996 by and between
The Network Company II Limited and AHIG, the Company and Hillel Weinberger for an aggregate purchase price of $1,459,029.00. The purchase was made from the working capital of its general partner and the personal funds of its limited partners.

ITEM 4.     Purpose of Transaction

            The purchases of shares of Common Stock by AHIG was for investment purposes.

                                  SCHEDULE 13D


CUSIP No. 405219 10 6                                        Page
9 of 9 Pages


SIGNATURE

            After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:      November 29, 1996

                                 ARGOSY-HAIN INVESTMENT GROUP,
L.P.
                                 ARGOSY-HAIN WARRANT HOLDINGS,
L.P.
                                 ARGOSY INVESTMENT CORP.
                                 Dean C. Kehler
                                 Jay R. Bloom
                                 Andrew R. Heyer

                                 By: /s/ Jay R. Bloom

------------------------------
                                         Jay R. Bloom
                                         attorney-in-fact